Exhibit 23.5

MANTYLA MCREYNOLDS LLC
178 South Rio Grande Street, Suite 200
Salt Lake City, Utah 84101
Telephone: 801.269.1818

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this registration statement on Amendment No. 5 to Form F-4 of Eurasian Minerals, Inc. of our report dated August 1, 2011, with respect to the consolidated balance sheets of Bullion Monarch Mining, Inc. as of April 30, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years ended April 30, 2011 and 2010, which report appears in the Annual Report on Form 10-K of Bullion Monarch Mining, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Mantyla McReynolds, LLC
Mantyla McReynolds, LLC
Salt Lake City, UT
July 25, 2012